WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833; dcanuso@wsfsbank.com
October 21, 2021	Media Contact: Rebecca Acevedo
(215) 253-5566; racevedo@wsfsbank.com

WSFS REPORTS 3Q 2021 EPS OF $1.14 AND ROA OF 1.43%;
CONTINUED STRENGTH FROM DIVERSIFIED BUSINESS MODEL;
$21.3 MILLION ACL RELEASE AS POSITIVE CREDIT TRENDS CONTINUE
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the third quarter of 2021.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions, except per share data)	3Q 2021	2Q 2021	3Q 2020
Net interest income	$104.5	$106.7	$113.0
Fee income	42.6	49.0	49.2
Total net revenue	147.1	155.8	162.2
(Recovery of) provision for credit losses	(21.3)	(67.6)	2.7
Noninterest expense	96.4	96.0	93.5
Net income attributable to WSFS	54.4	95.7	51.1
Pre-provision net revenue (PPNR)(1)	50.7	59.7	68.7
Earnings per share (diluted)	1.14	2.01	1.01
Return on average assets (ROA) (a)	1.43%	2.60%	1.49%
Return on average equity (ROE) (a)	11.3	21.3	11.1
Efficiency ratio	65.5	61.6	57.6
GAAP results for the quarterly periods shown below included the following items that are excluded from core results. For 3Q 2021, the $2.0 million of corporate development and restructuring expense primarily relates to our pending combination with Bryn Mawr Bank Corporation (“Bryn Mawr”).

	3Q 2021		2Q 2021		3Q 2020
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Securities gains	$—	$—	$—	$—	$3.3	$0.05
Unrealized (loss) gain on equity investments, net	(0.1)	—	5.3	0.08	0.1	—
Realized loss on sale of equity investment, net	(0.7)	0.01	—	—	—	—
Corporate development and restructuring expense	2.0	0.04	2.4	0.04	0.4	0.01
Loss on debt extinguishment	—	—	1.1	0.02	2.3	0.03
Contribution to WSFS CARES Foundation	—	—	1.0	0.02	—	—

(1) As used in this press release, PPNR is a non-GAAP financial measure calculated as net revenue before (recovery of) provision for credit losses and net of noninterest expense. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “3Q operating results reflect continued strength in our diversified business model including solid results in our fee businesses, a strong capital position, and overall improving credit metrics. We continue to be well positioned for significant organic growth across all of our business lines.
“Our integration planning continues to keep us on track to close the Bryn Mawr acquisition upon receipt of the final regulatory approval from the Federal Reserve. Upon completion, we look forward to executing on the significant organic growth opportunity as the largest locally headquartered bank and wealth management franchise in the Greater Philadelphia and Delaware region.
“During the quarter, we were honored to receive several recognitions demonstrating the success of our Strategy across our footprint, including: Top Workplace in Delaware for the 15th year in a row by The News Journal, named 'Best of Biz Editor's Pick' for customer service in the South Jersey Business Magazine, recognized by The Forum of Executive Women as a 'Champion of Board Diversity,' and; we were also named to the ‘Soaring 76’ for the fifth year in a row by the Philadelphia Business Journal, recognizing us as one of the fastest growing companies in the greater Philadelphia region. Our Associates remain committed to deliver on our Strategy of ‘Engaged Associates, living our culture, making a better life for all we serve.’ ”

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801
Highlights for 3Q 2021:
•Core ROA(2) was 1.48% in 3Q 2021 compared to 1.48% for 3Q 2020.
•Core EPS(2) was $1.19 in 3Q 2021 compared to $1.00 for 3Q 2020.
•Total net credit (recoveries) costs were $(21.1) million during the quarter. Third quarter results reflected a $27.5 million decrease in the allowance for credit losses ("ACL") as overall credit quality improved quarter-over-quarter, including declines in problem assets and delinquencies, and economic forecasts continued to reflect favorable future trends. The ACL coverage ratio was 1.30%, excluding Paycheck Protection Program ("PPP") loans, at September 30, 2021.
•WSFS Bank maintained its strong capital generation and position with a Common Equity Tier 1 capital ratio increasing to 14.59% at September 30, 2021.
•Core fee revenue (noninterest income)(2) was $43.4 million, a decrease of $2.3 million compared to 3Q 2020. Despite the year-over-year decline, our core fee revenue as a percentage of core net revenue grew to a strong 29.3% reflective of our diversified business model. Excluding mortgage banking revenue, which was impacted by lower refinance volumes, core fee revenue increased $3.6 million, or 10%, compared to 3Q 2020.
•During the quarter we launched our strategic partnership with Upstart, a digital artificial intelligence lending platform specializing in consumer loans.
•The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock.
•The Office of the Comptroller of the Currency, our primary regulator, approved the combination with Bryn Mawr on July 21st.

(2) As used in this press release, core ROA, core EPS and core fee revenue (noninterest income) are a non-GAAP financial measure. This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801
Third Quarter 2021 Discussion of Financial Results
Balance Sheet
The following tables summarize loan and lease and customer deposit balances and composition at September 30, 2021 compared to June 30, 2021 and September 30, 2020:

Loans and Leases
(Dollars in millions)	September 30, 2021		June 30, 2021		September 30, 2020
Commercial & industrial (C&I)	$3,194	40%	$3,233	39%	$3,300	36%
Commercial real estate (CRE)	1,988	25	2,024	25	2,168	23
PPP	67	1	223	3	954	10
Construction	763	10	780	9	666	7
Commercial small business leases	317	3	292	4	228	3
Total commercial loans	6,329	79	6,552	80	7,316	79
Residential mortgage	654	8	720	9	1,003	11
Consumer	1,118	14	1,105	13	1,169	13
ACL	(105)	(1)	(132)	(2)	(233)	(3)
Net loans and leases	$7,996	100%	$8,245	100%	$9,255	100%

Customer Deposits
(Dollars in millions)	September 30, 2021		June 30, 2021		September 30, 2020
Noninterest demand	$4,134	33%	$4,328	34%	$3,197	29%
Interest-bearing demand	2,845	22	2,633	21	2,521	23
Savings	1,942	15	1,928	15	1,718	15
Money market	2,772	22	2,723	22	2,489	22
Total core deposits	11,693	92	11,612	92	9,925	89
Customer time deposits	1,035	8	1,052	8	1,224	11
Total customer deposits	$12,728	100%	$12,664	100%	$11,149	100%
At September 30, 2021, WSFS’ net loan and lease portfolio decreased $249.2 million when compared with June 30, 2021, including a $156.2 million decrease in PPP loans due to forgiveness. Excluding PPP loans, purposeful run-off portfolios on previously acquired loans, and the ACL, loans and leases decreased $80.1 million, or 4% (annualized). While new loan originations continue to be strong, it was more than offset by higher paydowns in our construction portfolio. This decrease was partially offset by modest increases in our commercial small business leases and consumer portfolios.
Net loans and leases at September 30, 2021 decreased $1.3 billion when compared with September 30, 2020, including a $887.5 million decrease in PPP loans primarily due to forgiveness. Excluding PPP loans, purposeful run-off portfolios, and the ACL, loans and leases decreased $79.4 million, or 1%, year-over-year, primarily due to the higher commercial loan paydowns as described above.

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801
Total customer deposits were $12.7 billion at September 30, 2021, a $64.2 million, or 2% (annualized), increase from June 30, 2021. The increase is primarily due to $238.0 million of seasonally higher public funding deposits, partially offset by a $115.0 million decrease from short term customer deposits and lower Wealth Management deposits from our corporate trust business. Customer deposits increased $1.6 billion, or 14%, from September 30, 2020, reflecting continued elevated deposits from customers who received PPP loans, government stimulus impact and lower customer spending, and an increase in Wealth Management deposits.
Core deposits were a strong 92% of total customer deposits and no- and low-cost checking accounts represented a robust 55% of total customer deposits at September 30, 2021. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of net loans and leases to customer deposits was 63% at September 30, 2021 reflecting significant liquidity capacity.
Net Interest Income

	Three Months Ending
(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Net interest income before purchase accretion and PPP	$95.6	$93.4	$95.6
Purchase accounting accretion	6.3	7.6	11.1
Net interest income before PPP	101.9	101.0	106.7
PPP	2.6	5.7	6.3
Net interest income	$104.5	$106.7	$113.0

Net interest margin before purchase accretion and PPP	2.82%	2.91%	3.35%
Purchase accounting accretion	0.18	0.24	0.39
Net interest margin before PPP	3.00	3.15	3.74
PPP	0.05	0.08	(0.08)
Net interest margin	3.05%	3.23%	3.66%
Net interest income decreased $8.6 million, or 8%, compared to 3Q 2020, due to a $4.8 million decrease in purchase accounting accretion, $3.7 million of lower PPP income due to lower balances from loan forgiveness, and a slight decline from the lower rate environment and balance sheet mix. Net interest income decreased $2.3 million, or 2% (not annualized), from 2Q 2021 due to $3.1 million of lower PPP income due to lower balances from loan forgiveness and a $1.3 million decrease in purchase accounting accretion, partially offset by a $2.1 million increase due to the continued growth of the investment portfolio.

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801
Net interest margin decreased 61 bps from 3Q 2020, including 53 bps from the lower rate environment and balance sheet mix, and 21 bps from lower purchase accounting accretion, partially offset by a 13 bps increase from PPP. Net interest margin decreased 18 bps from 2Q 2021 including 9 bps from the balance sheet mix, 6 bps from lower purchase accounting accretion, and 3 bps from PPP.
Third quarter 2021 results were significantly impacted by continued high levels of excess customer liquidity described below. The additional customer liquidity reduced our net interest margin by approximately 61 bps compared to a reduction of 50 bps in 2Q 2021 and 14 bps in 3Q 2020.
Excess customer liquidity was driven by our strong Customer relationships across all of our business lines. This includes those who previously received PPP loans, government stimulus and had continued lower spending during the pandemic. Compared to the prior year, our excess Customer liquidity has grown by $2.9 billion, with $1.9 billion of the excess Customer liquidity shifting towards optimizing higher earning assets with additional purchases of high-quality agency mortgage-backed securities combined with reductions in our wholesale borrowings of $220.1 million.
Credit Quality
The following table summarizes credit quality metrics as of and for the period ended September 30, 2021 compared to June 30, 2021 and September 30, 2020.

(Dollars in millions)	September 30, 2021	June 30, 2021	September 30, 2020
Problem assets	$532.0	$624.9	$769.7
Nonperforming assets	51.8	40.1	44.5
Delinquencies	45.4	54.5	76.8
Net (recoveries) charge-offs	6.2	4.8	2.2
Total net credit (recoveries) costs (r)	(21.1)	(68.1)	4.1
Problem assets to total Tier 1 capital plus ACL	33.18%	39.73%	48.78%
Classified assets to total Tier 1 capital plus ACL	20.58	26.06	32.34
Ratio of nonperforming assets to total assets	0.34	0.26	0.32
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.24	0.17	0.21
Delinquencies to gross loans	0.57	0.66	0.82
Ratio of quarterly net (recoveries) charge-offs to average gross loans	0.31	0.23	0.09
Ratio of allowance for credit losses to total loans and leases (q)	1.29	1.59	2.47
Ratio of allowance for credit losses to nonaccruing loans	303	551	901
See “Notes”

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801
Overall credit metrics remained favorable led by the continued improvement of total problem assets(3) which declined to $532.0 million at September 30, 2021 compared to $624.9 million at June 30, 2021, primarily due to a payoff of one large CRE relationship, the sale of two loans in the hotel sector, and improvements in the retail sector. Delinquencies also decreased to $45.4 million at September 30, 2021, or 0.57% of gross loans, compared to $54.5 million at June 30, 2021.
Nonperforming assets increased to $51.8 million at September 30, 2021 primarily due to two commercial relationships totaling $13.0 million (net book value) that were downgraded during the quarter. Net charge-offs for 3Q 2021 were $6.2 million, or 0.31% (annualized) of average gross loans, driven by partial charge-offs on the two downgraded relationships and recoveries from two previously charged-off relationships.
Total net credit (recoveries) costs were $(21.1) million in the quarter compared to $(68.1) million in 2Q 2021, and the ACL decreased to $104.9 million due to the continued future economic recovery captured in our forecasts and overall stable credit trends, with new loan originations offset by portfolio run-off.

Core Fee Revenue
Core fee revenue (noninterest income) was $43.4 million, a decrease of $2.3 million, or 5%, compared to 3Q 2020, which included a $5.9 million decline in mortgage banking fees primarily resulting from the decline in refinancing originations compared to the historically higher levels in 3Q 2020. Excluding the impact of mortgage banking fees, core fee revenue increased by $3.6 million, or 10%, including increases of $2.1 million from Wealth Management fees and $1.0 million from Cash Connect®.
Core fee revenue decreased $0.3 million, or 1%, compared to 2Q 2021, due to a decrease of $1.1 million primarily from valuation adjustments on equity investments and a commercial loan sale in 3Q 2021 and $0.4 million of lower PPP Round Two referral fees, partially offset by a $1.2 million increase in mortgage banking fees.
For 3Q 2021, core fee revenue was 29.3% of core net revenue compared to 28.8% at 3Q 2020, and was diversified among various sources, including traditional banking, mortgage banking, Wealth Management and Cash Connect®.

(3) Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801
Core Noninterest Expense(4)
Core noninterest expense of $94.4 million for 3Q 2021 increased $3.6 million compared to $90.8 million in 3Q 2020, primarily due to a $4.6 million increase in salaries and benefits reflecting franchise growth and a $1.1 million increase in equipment expense primarily due to higher third-party software expense related to our ongoing delivery transformation initiatives. These increases were partially offset by a $1.2 million decrease in loan workout and other credit costs due to a decrease in unfunded commitment reserves driven by stable credit metrics and $1.1 million from lower miscellaneous operating expenses.
When compared to 2Q 2021, core noninterest expense increased $2.9 million primarily due to $0.9 million higher salaries and benefits, $0.8 million of higher professional fees, and $0.7 million of higher loan workout and other credit costs primarily due to fluctuation in the unfunded commitment reserves driven by increased utilization in the prior quarter.
Our core efficiency ratio(4) was 63.7% in 3Q 2021, compared to 60.7% in 2Q 2021 and 57.1% in 3Q 2020 primarily due to the impact of lower net interest income.
Income Taxes
We recorded a $17.5 million income tax provision in 3Q 2021, compared to a $31.7 million income tax provision in 2Q 2021 and $15.1 million in 3Q 2020. The effective tax rate was 24.3% in 3Q 2021, 24.9% in 2Q 2021, and 23.0% in 3Q 2020.

(4) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude corporate development and restructuring expense and the contribution to the WSFS Community Fund. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801

Capital Management
The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock. This dividend will be paid on November 18, 2021 to stockholders of record as of November 4, 2021.
No repurchases of common stock occurred in 3Q 2021 and we expect repurchases will continue to be suspended until the close of the merger with Bryn Mawr. WSFS has 4,381,161 shares, or approximately 9% of outstanding shares, remaining to repurchase under our current authorization.
WSFS’ total stockholders’ equity increased $24.8 million, or 1% (not annualized), during 3Q 2021, primarily due to quarterly earnings, partially offset by a $25.6 million market-value decrease on available-for-sale securities and the dividend on common stock paid during the quarter.
WSFS’ tangible common equity(5) increased $27.4 million, or 2% (not annualized) compared to June 30, 2021 for the reasons described above. WSFS’ common equity to assets ratio was 12.41% at September 30, 2021, and our tangible common equity to tangible assets ratio(5) increased by 4 bps during the quarter to 9.17%.
At September 30, 2021, book value per share was $40.15, an increase of $0.52, or 1%, from June 30, 2021, and tangible common book value per share(5) was $28.59, an increase of $0.57 from June 30, 2021.
At September 30, 2021, WSFS Bank’s Tier 1 leverage ratio of 10.27%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 14.59%, and Total Capital ratio of 15.50% were all substantially in excess of the “well-capitalized” regulatory benchmarks.

(5) As used in this press release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $27.6 billion in assets under management (AUM) and assets under administration (AUA) as of September 30, 2021.
Wealth Management reported pre-tax income of $10.1 million in 3Q 2021 compared to $6.0 million in 3Q 2020, and $10.7 million in 2Q 2021.
For 3Q 2021, total revenue (net interest income and fee revenue) was $20.2 million, an increase of $2.7 million, or 15%, compared to 3Q 2020 and a decrease of $0.3 million, or 1%, compared to 2Q 2021. The results were due to continued strong performance across all Wealth Management lines of business.
WSFS Institutional Services®' revenue of $8.6 million in 3Q 2021 was up 14% from 3Q 2020 and down $0.2 million from 2Q 2021. Growth in our corporate trust business was supported by continued strength in the debt securitization market as reflected by a 5% increase in transaction volume relative to 2Q 2021 and new client relationships, partially offset by lower assignment trading fees for the quarter.
Revenue from our advisory businesses, consisting of West Capital Management®, Cypress and WSFS Wealth® Investments, totaled $4.1 million in 3Q 2021 compared to $3.3 million in 3Q 2020, and $3.9 million in 2Q 2021. Net AUM at the end of 3Q 2021 was 13% higher than 3Q 2020 and roughly flat to 2Q 2021 primarily from strong equity market performance and client inflows.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses) was $11.4 million in 3Q 2021, compared to $10.1 million in 3Q 2020 and $10.9 million in 2Q 2021. Noninterest expenses increased $0.5 million from 2Q 2021 and $1.3 million from 3Q 2020 due to higher compensation and benefits, incentive accruals and legal expense. Wealth Management efficiency ratio was 50% in 3Q 2021, compared to 52% in 3Q 2020 and 47% in 2Q 2021.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services approximately 34,000 non-bank ATMs and retail safes nationwide supplying or servicing $1.7 billion in cash at September 30, 2021. Cash Connect® also supports over 600 ATMs for WSFS Bank Customers, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $2.8 million for 3Q 2021, a decrease of $0.3 million, or 9%, compared to 3Q 2020 and a decrease of $0.4 million, or 13%, compared to 2Q 2021. These decreases were driven by an increase in operational expenses including personnel and armored carrier services. ROA of 1.75% in 3Q 2021 decreased 33 bps from 2Q 2021 driven by an increase in on-balance-sheet cash, and 71 bps from 3Q 2020 due to the increased on-balance-sheet cash described above and certain nonrecurring items in the prior year.
Net revenue of $11.5 million in 3Q 2021 was up $1.1 million from 3Q 2020 and relatively flat compared to 2Q 2021. The year-over-year increase was driven by higher smart safe and managed service fee revenue.
Noninterest expense (including intercompany allocations of expense) was $8.7 million in 3Q 2021, an increase of $1.4 million compared to 3Q 2020 and $0.3 million compared to 2Q 2021. The year-over-year increase was driven by increased intercompany allocations and armored carrier activity (offset in managed services revenue).
During 3Q 2021, Cash Connect® continued to experience a sustained demand for cash as ATM and smart safe activity remained resilient across the nation. Cash Connect® continues build a strong pipeline for its growing smart safe and cash reconciliation programs, leveraging relationships with national retailers and top financial institutions.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801
Third Quarter 2021 Earnings Release Conference Call
Management will conduct a conference call to review 3Q 2021 results at 1:00 p.m. Eastern Time (ET) on Friday, October 22, 2021. Interested parties may listen to this call by dialing 1-877-312-5857 and using Conference ID #6366609. A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on October 22, 2021 until November 2, 2021 by dialing 1-855-859-2056 and using Conference ID #6366609.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of September 30, 2021, WSFS Financial Corporation had $15.4 billion in assets on its balance sheet and $27.6 billion in assets under management and administration. WSFS operates from 112 offices, 89 of which are banking offices, located in Pennsylvania (52), Delaware (42), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust Company of Delaware®, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including possible declines in housing markets, an increase in unemployment levels and slowdowns in economic growth, including as a result of the novel coronavirus ("COVID-19") pandemic; possible additional loan losses and impairment of the collectability of loans, particularly as a result of the COVID-19 pandemic and the policies and programs implemented by the CARES Act including its automatic loan forbearance provisions and our PPP lending activities; additional credit, fraud and litigation risks associated with our PPP lending activities; economic and financial impact of federal, state and local emergency orders and other actions taken in response to the COVID-19 pandemic; the continuation of these conditions related to the COVID-19 pandemic, including whether due to a resurgence or additional waves of COVID-19 infections, particularly as the geographic areas in which we operate continue to re-open, and how quickly and to what extent normal economic and operating conditions can resume, especially as a vaccine becomes widely available; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the effect of the transition to the Current Expected Credit Losses (CECL) methodology for allowances and related adjustments), including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 pandemic, that may limit the Company's access to additional funding to meet its liquidity needs; the intention of the United Kingdom's Financial Conduct Authority (FCA) to cease support of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, such as the Secured Overnight Financing Rate (SOFR), including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing portfolio and residential mortgage small business and Small Business Administration portfolios; the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation, including its pending acquisition of Bryn Mawr; the Company’s ability to complete the acquisition of Bryn Mawr on the terms proposed, which are subject to a number of conditions, risks and uncertainties, including the possibility that the proposed acquisition does not close when expected or at all because all conditions to closing are not received or satisfied on a timely basis or at all, the failure to close for any other reason, diversion of management time on merger-related issues, risks relating to the potential dilutive effect of shares of the Company’s common stock to be issued in the acquisition of Bryn Mawr, and the reaction to the acquisition of Bryn Mawr of the companies’ respective customers, employees and counterparties; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather, including climate change, and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, particularly as a result of the COVID-19 pandemic, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021, Form 10-Q for the quarter ended June 30, 2021 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest income:
Interest and fees on loans	$93,460	$98,645	$110,195	$300,957	$341,657
Interest on mortgage-backed securities	13,947	12,506	11,686	37,157	37,454
Interest and dividends on investment securities	1,353	1,383	1,265	4,185	3,200
Other interest income	691	368	224	1,335	797
	109,451	112,902	123,370	343,634	383,108
Interest expense:
Interest on deposits	3,550	3,778	8,346	11,824	32,815
Interest on Federal Home Loan Bank advances	—	—	445	5	1,900
Interest on senior debt	1,089	2,053	1,179	5,408	3,538
Interest on trust preferred borrowings	316	317	347	957	1,417
Interest on other borrowings	5	5	5	15	484
	4,960	6,153	10,322	18,209	40,154
Net interest income	104,491	106,749	113,048	325,425	342,954
(Recovery of) provision for credit losses	(21,310)	(67,563)	2,716	(109,033)	154,116
Net interest income after (recovery of) provision for credit losses	125,801	174,312	110,332	434,458	188,838
Noninterest income:
Credit/debit card and ATM income	7,651	7,567	7,251	22,023	27,916
Investment management and fiduciary revenue	15,370	15,360	13,266	44,983	35,157
Deposit service charges	5,742	5,319	4,772	16,521	14,594
Mortgage banking activities, net	5,637	4,453	11,507	18,690	23,472
Loan and lease fee income	1,216	1,730	1,165	6,431	3,381
Securities gains, net	2	—	3,322	331	5,923
Unrealized (loss) gain on equity investment, net	(120)	5,261	104	5,141	761
Realized (loss) gain on sale of equity investment, net	(706)	—	—	(706)	22,052
Bank-owned life insurance income	351	695	591	1,251	1,011
Other income	7,470	8,633	7,193	24,788	20,126
	42,613	49,018	49,171	139,453	154,393
Noninterest expense:
Salaries, benefits and other compensation	53,344	52,408	48,772	158,890	142,875
Occupancy expense	8,150	8,083	8,152	24,693	24,114
Equipment expense	6,807	7,338	5,678	21,536	16,401
Data processing and operations expense	3,467	3,444	3,198	10,296	9,337
Professional fees	4,244	3,401	4,611	11,501	13,634
Marketing expense	1,480	1,286	1,451	3,758	3,617
FDIC expenses	1,061	1,056	829	3,186	1,080
Loss on debt extinguishment	—	1,087	2,280	1,087	2,280
Loan workout and other credit costs	196	(552)	1,422	764	6,462
Corporate development expense	2,049	2,543	428	6,687	4,570
Restructuring expense	—	(144)	—	(409)	—
Other operating expenses	15,648	16,082	16,719	46,108	51,101
	96,446	96,032	93,540	288,097	275,471
Income before taxes	71,968	127,298	65,963	285,814	67,760
Income tax provision	17,516	31,687	15,140	70,610	14,181
Net income	54,452	95,611	50,823	215,204	53,579
Less: Net income (loss) attributable to noncontrolling interest	46	(56)	(322)	49	(1,382)
Net income attributable to WSFS	$54,406	$95,667	$51,145	$215,155	$54,961
Diluted earnings per share of common stock:	$1.14	$2.01	$1.01	$4.51	$1.08
Weighted average shares of common stock outstanding for fully diluted EPS	47,670,645	47,691,709	50,684,493	47,676,515	50,832,085
See “Notes”

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Nine months ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Performance Ratios:
Return on average assets (a)	1.43%	2.60%	1.49%	1.95%	0.57%
Return on average equity (a)	11.31	21.32	11.08	15.74	3.99
Return on average tangible common equity (a)(o)	16.49	31.43	16.61	23.22	6.44
Net interest margin (a)(b)	3.05	3.23	3.66	3.28	3.97
Efficiency ratio (c)	65.46	61.55	57.57	61.87	55.29
Noninterest income as a percentage of total net revenue (b)	28.92	31.42	30.26	29.95	30.99
See “Notes”

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Assets:
Cash and due from banks	$1,538,178	$1,944,059	$714,062
Cash in non-owned ATMs	472,863	470,157	347,462
Investment securities, available-for-sale	4,242,981	3,366,579	2,334,922
Investment securities, held-to-maturity	92,169	95,126	113,609
Other investments	22,087	28,635	28,329
Net loans and leases (e)(f)(l)	7,995,859	8,245,019	9,254,785
Bank owned life insurance	33,788	32,759	31,717
Goodwill and intangibles	549,352	551,951	559,806
Other assets	428,819	414,576	445,416
Total assets	$15,376,096	$15,148,861	$13,830,108
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$4,133,945	$4,328,060	$3,196,967
Interest-bearing deposits	8,594,226	8,335,960	7,951,619
Total customer deposits	12,728,171	12,664,020	11,148,586
Brokered deposits	39,390	62,825	242,759
Total deposits	12,767,561	12,726,845	11,391,345
Federal Home Loan Bank advances	—	—	16,751
Other borrowings	235,868	236,470	187,543
Other liabilities	465,969	303,735	373,167
Total liabilities	13,469,398	13,267,050	11,968,806
Stockholders’ equity of WSFS	1,908,895	1,884,054	1,863,499
Noncontrolling interest	(2,197)	(2,243)	(2,197)
Total stockholders' equity	1,906,698	1,881,811	1,861,302
Total liabilities and stockholders' equity	$15,376,096	$15,148,861	$13,830,108
Capital Ratios:
Equity to asset ratio	12.41%	12.44%	13.47%
Tangible common equity to tangible asset ratio (o)	9.17	9.13	9.82
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	14.59	14.21	13.24
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.27	10.11	10.31
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	14.59	14.21	13.24
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	15.50	15.41	14.50
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans	$34,599	$24,024	$25,835
Troubled debt restructuring (accruing)	15,036	14,997	15,670
Assets acquired through foreclosure	2,195	1,044	3,000
Total nonperforming assets	$51,830	$40,065	$44,505
Past due loans (h)	$8,149	$8,533	$11,886
Allowance for credit losses	104,875	132,423	232,733
Ratio of nonperforming assets to total assets	0.34%	0.26%	0.32%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.24	0.17	0.21
Ratio of allowance for credit losses to total loans and leases (q)	1.29	1.59	2.47
Ratio of allowance for credit losses to nonaccruing loans	303	551	901
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.31	0.23	0.09
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.24	0.20	0.07
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$3,623,187	$43,335	4.75%	$3,900,612	$46,039	4.74%	$4,472,190	$52,753	4.70%
Commercial real estate loans (s)	2,788,963	28,454	4.05	2,791,438	28,277	4.06	2,848,655	30,218	4.22
Residential mortgage	601,998	9,245	6.14	647,442	11,271	6.96	892,634	12,512	5.61
Consumer loans	1,109,188	11,639	4.16	1,123,440	11,950	4.27	1,153,168	13,726	4.74
Loans held for sale	90,635	787	3.44	131,460	1,108	3.38	110,768	986	3.54
Total loans and leases	8,213,971	93,460	4.52	8,594,392	98,645	4.61	9,477,415	110,195	4.63
Mortgage-backed securities (d)	3,397,297	13,947	1.64	2,978,331	12,506	1.68	2,062,459	11,686	2.27
Investment securities (d)	319,226	1,353	1.89	318,415	1,383	1.97	261,670	1,265	2.22
Other interest-earning assets	1,697,840	691	0.16	1,414,264	368	0.10	530,178	224	0.17
Total interest-earning assets	$13,628,334	$109,451	3.19%	$13,305,402	$112,902	3.41%	$12,331,722	$123,370	3.99%
Allowance for credit losses	(125,830)			(194,211)			(233,301)
Cash and due from banks	145,547			176,015			135,198
Cash in non-owned ATMs	481,755			468,136			370,912
Bank owned life insurance	33,349			32,329			30,956
Other noninterest-earning assets	974,417			998,948			1,012,506
Total assets	$15,137,572			$14,786,619			$13,647,993
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,698,391	$573	0.08%	$2,560,283	$531	0.08%	$2,372,547	$790	0.13%
Savings	1,931,433	139	0.03	1,922,342	149	0.03	1,753,489	621	0.14
Money market	2,761,222	780	0.11	2,754,895	801	0.12	2,404,202	1,805	0.30
Customer time deposits	1,045,746	1,646	0.62	1,078,296	1,842	0.69	1,234,637	4,402	1.42
Total interest-bearing customer deposits	8,436,792	3,138	0.15	8,315,816	3,323	0.16	7,764,875	7,618	0.39
Brokered deposits	58,645	412	2.79	63,407	455	2.88	243,728	728	1.19
Total interest-bearing deposits	8,495,437	3,550	0.17	8,379,223	3,778	0.18	8,008,603	8,346	0.41
Federal Home Loan Bank advances	—	—	—	—	—	—	68,442	445	2.59
Trust preferred borrowings	67,011	316	1.87	67,011	317	1.90	67,011	347	2.06
Senior debt	147,730	1,089	2.95	228,260	2,053	3.60	98,733	1,179	4.78
Other borrowed funds	23,324	5	0.09	21,661	5	0.09	20,062	5	0.10
Total interest-bearing liabilities	$8,733,502	$4,960	0.23%	$8,696,155	$6,153	0.28%	$8,262,851	$10,322	0.50%
Noninterest-bearing demand deposits	4,177,984			3,963,476			3,176,647
Other noninterest-bearing liabilities	320,421			329,341			374,206
Stockholders’ equity of WSFS	1,907,868			1,799,839			1,836,256
Noncontrolling interest	(2,203)			(2,192)			(1,967)
Total liabilities and equity	$15,137,572			$14,786,619			$13,647,993
Excess of interest-earning assets over interest-bearing liabilities	$4,894,832			$4,609,247			$4,068,871
Net interest and dividend income		$104,491			$106,749			$113,048
Interest rate spread			2.96%			3.13%			3.49%
Net interest margin			3.05%			3.23%			3.66%
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Nine months ended
Stock Information:	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Market price of common stock:
High	$52.48	$55.12	$32.83	$55.18	$44.70
Low	42.58	46.32	24.59	40.64	17.84
Close	51.31	46.59	26.97	51.31	26.97
Book value per share of common stock	40.15	39.63	36.77
Tangible common book value per share of common stock (o)	28.59	28.02	25.73
Number of shares of common stock outstanding (000s)	47,548	47,535	50,673
Other Financial Data:
One-year repricing gap to total assets (k)	10.40%	14.38%	7.58%
Weighted average duration of the MBS portfolio	4.6 years	4.6 years	2.1 years
Unrealized (losses) gains on securities available for sale, net of taxes	$(11,494)	$14,147	$68,690
Number of Associates (FTEs) (m)	1,851	1,859	1,827
Number of offices (branches, LPO’s, operations centers, etc.)	112	112	115
Number of WSFS owned and branded ATMs	610	614	635
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans, PPP loans and commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes (recovery of) provision for credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.
(t)During the second quarter of 2021, the WSFS Foundation and the WSFS Community Foundation merged to form the WSFS CARES Foundation.

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Nine months ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net interest income (GAAP)	$104,491	$106,749	$113,048	$325,425	$342,954
Core net interest income (non-GAAP)	104,491	106,749	113,048	325,425	342,954
Noninterest income (GAAP)	42,613	49,018	49,171	139,453	154,393
Less: Securities gains	2	—	3,322	331	5,923
(Plus)/less: Unrealized (loss) gain on equity investments, net	(120)	5,261	104	5,141	761
(Plus)/less: Realized (loss) gain on sale of equity investment, net	(706)	—	—	(706)	22,052
Core fee revenue (non-GAAP)	$43,437	$43,757	$45,745	$134,687	$125,657
Core net revenue (non-GAAP)	$147,928	$150,506	$158,793	$460,112	$468,611
Core net revenue (non-GAAP)(tax-equivalent)	$148,167	$150,755	$159,068	$460,864	$469,486
Noninterest expense (GAAP)	$96,446	$96,032	$93,540	$288,097	$275,471
Less: Corporate development expense	2,049	2,543	428	6,687	4,570
Less/(plus): Restructuring expense	—	(144)	—	(409)	—
Less: Loss on debt extinguishment	—	1,087	2,280	1,087	2,280
Less: Contribution to WSFS CARES Foundation (t)	—	1,000	—	1,000	3,000
Core noninterest expense (non-GAAP)	$94,397	$91,546	$90,832	$279,732	$265,621
Core efficiency ratio (non-GAAP)	63.7%	60.7%	57.1%	60.7%	56.6%

	End of period
	September 30, 2021	June 30, 2021	September 30, 2020
Total assets (GAAP)	$15,376,096	$15,148,861	$13,830,108
Less: Goodwill and other intangible assets	549,352	551,951	559,806
Total tangible assets (non-GAAP)	$14,826,744	$14,596,910	$13,270,302
Total stockholders’ equity of WSFS (GAAP)	$1,908,895	$1,884,054	$1,863,499
Less: Goodwill and other intangible assets	549,352	551,951	559,806
Total tangible common equity (non-GAAP)	$1,359,543	$1,332,103	$1,303,693

Calculation of tangible common book value per share:
Book value per share (GAAP)	$40.15	$39.63	$36.77
Tangible common book value per share (non-GAAP)	28.59	28.02	25.73
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	12.41%	12.44%	13.47%
Tangible common equity to tangible assets ratio (non-GAAP)	9.17	9.13	9.82

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Nine months ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
GAAP net income attributable to WSFS	$54,406	$95,667	$51,145	$215,155	$54,961
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, corporate development and restructuring expense, loss on debt extinguishment, and contribution to WSFS CARES Foundation (t)	2,873	(775)	(718)	3,599	(18,886)
(Plus)/less: Tax impact of pre-tax adjustments	(619)	510	264	(99)	2,956
Adjusted net income (non-GAAP) attributable to WSFS	$56,660	$95,402	$50,691	$218,655	$39,031

GAAP return on average assets (ROA)	1.43%	2.60%	1.49%	1.95%	0.57%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, corporate development and restructuring expense, loss on debt extinguishment, and contribution to WSFS CARES Foundation (t)	0.08	(0.02)	(0.02)	0.03	(0.19)
(Plus)/less: Tax impact of pre-tax adjustments	(0.03)	0.01	0.01	—	0.02
Core ROA (non-GAAP)	1.48%	2.59%	1.48%	1.98%	0.40%

Earnings per share (GAAP)	$1.14	$2.01	$1.01	$4.51	$1.08
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains (losses) on equity investments, corporate development and restructuring expense, loss on debt extinguishment, and contribution to WSFS CARES Foundation (t)	0.06	(0.02)	(0.01)	0.08	(0.37)
(Plus)/less: Tax impact of pre-tax adjustments	(0.01)	0.01	—	—	0.06
Core earnings per share (non-GAAP)	$1.19	$2.00	$1.00	$4.59	$0.77

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$54,406	$95,667	$51,145	$215,155	$54,961
Plus: Tax effected amortization of intangible assets	2,006	1,996	2,090	6,006	6,391
Net tangible income (non-GAAP)	$56,412	$97,663	$53,235	$221,161	$61,352
Average stockholders’ equity of WSFS	$1,907,868	$1,799,839	$1,836,256	$1,827,007	$1,838,087
Less: average goodwill and intangible assets	550,923	553,665	561,505	553,624	564,596
Net average tangible common equity	$1,356,945	$1,246,174	$1,274,751	$1,273,383	$1,273,491
Return on average tangible common equity (non-GAAP)	16.49%	31.43%	16.61%	23.22%	6.44%

Non-GAAP Reconciliation - continued (o):	Three months ended			Nine months ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Calculation of PPNR:
Net income (GAAP)	$54,452	$95,611	$50,823	$215,204	$53,579
Plus: Income tax provision	17,516	31,687	15,140	70,610	14,181
Plus/(less): (Recovery of) provision for credit losses	(21,310)	(67,563)	2,716	(109,033)	154,116
PPNR (non-GAAP)	$50,658	$59,735	$68,679	$176,781	$221,876